UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

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HEALTHWAYS, INC.
(Name of Registrant as Specified in Its Charter)

NORTH TIDE CAPITAL MASTER, LP NORTH TIDE CAPITAL, LLC CONAN J. LAUGHLIN EDWIN "MAC" CRAWFORD BRADLEY S. KARRO PAUL H. KECKLEY
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North Tide Capital Master, LP, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Healthways, Inc., a Delaware corporation.

On February 28, 2014, North Tide Capital Master, LP issued the following press release:

North Tide Nominates a Slate of Highly Qualified Candidates for Election at Healthways’ 2014 Annual Meeting of Shareholders

Delivers Letter to Healthways Board of Directors

BOSTON, MA, Feb. 28, 2014 -- North Tide Capital Master, LP (together with its affiliates, “North Tide”), the second largest shareholder of Healthways, Inc. (“Healthways” or the “Company”) (NASDAQ: HWAY) with current ownership of approximately 11% of the outstanding shares, today announced that it has delivered a letter to the Company’s Board of Directors (the “Board”) and has nominated a slate of highly qualified candidates for election to the Healthways Board at the Company’s 2014 Annual Meeting.

The full text of the letter to the Board follows:

February 28, 2014
To the Board of Directors,

North Tide Capital, LLC, together with its affiliates (“North Tide”), currently owns 11% of the outstanding common stock of Healthways, Inc. (“Healthways” or the “Company”), making us one of the Company’s largest shareholders. As we described in our detailed letter to you, dated January 14, 2014 (the “January Letter”), we believe that your refusal to hold CEO Ben Leedle accountable for his significant shortcomings and your failure to address the severe underperformance and decline of Healthways’ core health and wellness operations demonstrate that material changes in board composition, executive leadership, and corporate strategy are immediately required at Healthways.

To that end, we have repeatedly attempted to reach an agreement with the Board that would provide for the level of management and Board change required to put the Company on the right path towards shareholder value creation while avoiding a costly and distracting proxy battle. Our nominations today follow the failure of weeks of private outreach to the Board to arrive at a negotiated settlement. Unfortunately, the Board has been unwilling to embrace the level of change required at Healthways.  Our discussions with Chairman John Ballantine have indicated that despite years of poor performance and no accountability, Mr. Ballantine appears interested only in protecting his job and that of Mr. Leedle’s. The Board’s settlement proposals have been woefully inadequate and appear to have been designed to preserve the unacceptable status quo while giving the illusion that the Board is open to change. Healthways’ shareholders, employees, and customers deserve better, and allowing the Board to perpetuate management’s underperformance would be a deep disservice to each of these stakeholders.

In light of the Board’s inaction and failures, we were compelled to take this necessary step of nominating a slate of new highly-qualified, independent directors with relevant credentials for Healthways, as well as direct shareholder representation to ensure the best interests of all shareholders are appropriately represented on the Board at all times.

From our first communication with the Board, our platform has been about the need for change at Healthways. In our letter to the Board, dated December 2, 2013 (the “December Letter”), we outlined the substantial value destruction that Healthways’ shareholders have endured under Mr. Leedle’s decade-plus tenure as CEO. Our December Letter was designed to be a call to action for the Board. Since then, the Company has missed earnings and further reduced its profit outlook for 2014. Most notably, the Company’s Founder, Tom Cigarran, has resigned from the Board over its lack of a response to his requests over the past three years to address the need for “changes in company focus and direction”1.  Mr. Cigarran’s resignation points to a dysfunctional board environment in desperate need of shareholder intervention. And yet, instead of receiving Mr. Cigarran’s resignation letter as a final wake-up call, you have further entrenched yourselves in support of the status quo, and in so doing have put  your own interests ahead of those of your shareholders. As the Company’s second largest shareholder, we find your inaction to be inexcusable and tantamount to a total disregard of your fiduciary duties.

We have formally delivered a notice today nominating an alternative slate of director candidates for election to the Board at the 2014 annual meeting of shareholders. Our nominees have deep expertise in the healthcare industry, a demonstrated track record of outstanding financial performance and shareholder value creation, and a strong belief that while Healthways sits in an enviable position, the Company is in dire need of new and better leadership to reach its full potential. Our nominees are highly qualified to usher in a new era of shareholder value creation at Healthways, and we have detailed their backgrounds below.

As the second largest shareholder of Healthways, we are extremely frustrated with the current performance and direction of the Company. We have made significant efforts to communicate constructively with the Board to arrive at a mutually agreeable resolution without the need for an election contest. Every attempt to do so has been unfruitful. We are absolutely committed to making sure that the best interests of all shareholders are represented on the Board and doing whatever it takes to bring about real change at Healthways for the benefit of all shareholders.

Sincerely,

/s/ Conan J. Laughlin

Conan J. Laughlin
Managing Member, North Tide Capital, LLC

1 Tom Cigarran’s resignation is available at http://tinyurl.com/cigarran

Biographical Information about North Tide’s Director Nominees:

Edwin “Mac” Crawford most recently served as Chairman of CVS Caremark, a Fortune 20 company formed by the 2007 merger of CVS and Caremark Rx. From 1998-2007, Mr. Crawford was CEO of Caremark Rx (and its predecessor MedPartners Inc.). Mr. Crawford joined MedPartners in 1998 when the company, then the country’s largest physician practice management company, was struggling amid operating losses, debt obligations of $1.8 billion and major changes in the healthcare industry. He made the strategic decision to sell assets and focus on the small but growing pharmacy benefits management (“PBM”) business. Mr. Crawford oversaw dramatic growth of the PBM business, increasing revenues from approximately $2 billion to $9 billion by 2003, while significantly lowering Caremark’s debt. In 2004, he orchestrated the acquisition of AdvancePCS, which made Caremark the second-largest PBM, generating over $23 billion in annual revenue. By 2007, Caremark had grown to be a $37 billion PBM managing over 600 million prescriptions when Mr. Crawford led the company through the strategic merger with drug chain CVS in a transaction valued at approximately $27 billion. During Mr. Crawford’s nine-year tenure as CEO of Caremark Rx, the total shareholder return was +516% versus the S&P 500 Index total return of +52% and the S&P Healthcare Index total return of +97% over the same period. Mr. Crawford was named Institutional Investor’s Best CEO in Healthcare Technology and Distribution for 2005, 2006 and 2007. Previously, Mr. Crawford was Chairman and CEO of Magellan Health Services, which he led through a successful restructuring and turnaround. Mr. Crawford currently serves on the Board of Trustees of Washington & Lee University. He graduated from Auburn University with a degree in Business and with a major in Accounting in 1971.

Bradley S. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies. Prior to founding Hillcote, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro served at Caremark Rx from 1998 through 2007 and during his time at Caremark Rx, he was responsible for mergers & acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor’s e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee’s initiatives leading towards the adoption of electronic medical records. Mr. Karro is currently a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., where he chairs the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc. Mr. Karro received his B.A. in Honors Business Administration from the University of Western Ontario.

Paul H. Keckley is the Editor of The Keckley Report and an expert on health industry trends and U.S. health system reform. In his thirty-five year health industry career, Dr. Keckley served as an expert commentator for national media coverage of healthcare reform, CEO of four health care companies funded by private investors, in senior management at Vanderbilt Medical Center and most recently as Executive Director of the Deloitte Center for Health Solutions in Washington, D.C, a position he held from 2006 through 2013. Dr. Keckley currently serves on the board of directors of the Healthcare Financial Management Leadership Council, Western Governors University Advisory Board and Lipscomb University College of Pharmacy. He previously served as an Independent Director at Ohio State University Medical Center, Interdent and PhyCor Inc. and as advisor to the Bipartisan Policy Center in Washington, DC. Dr. Keckley is a member of the Health Executive Network. He received his B.A. at Lipscomb University and his M.A. and PhD from Ohio State University and completed additional graduate studies at Oxford University.

Conan J. Laughlin is the Founder, Portfolio Manager, and Managing Member of North Tide Capital LLC, a Boston-based investment firm with over $1 billion in assets under management. The firm invests in global equities utilizing a value-oriented approach with a dedicated focus on the healthcare sector. Mr. Laughlin has covered the healthcare industry as an equity research analyst since 1995. Prior to founding North Tide, from 2005-2011 Mr. Laughlin was a portfolio manager and sub-adviser to Millennium Management LLC, a multi-billion dollar investment firm based in New York. From 2002-2004, Mr. Laughlin was an equity research analyst covering the healthcare sector in the Asset Management group at American Express in Boston. Prior to joining American Express in 2002, he spent seven years as a sell-side analyst at Morgan Stanley Dean Witter (1995-1997), SG Cowen (1997-1999), and Deutsche Bank Alex. Brown (1999-2002). Mr. Laughlin graduated from the College of William and Mary with a BBA in Finance in 1995. Mr. Laughlin currently serves on the Board of Trustees at The Park School in Brookline, MA.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
North Tide Capital Master, LP (“North Tide”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Healthways, Inc., a Delaware corporation (the “Company”).

NORTH TIDE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are North Tide Capital Master, LP (“North Tide”), North Tide Capital, LLC (“North Tide Capital”), Conan J. Laughlin, Edwin "Mac" Crawford, Bradley S. Karro and Paul H. Keckley (collectively, the “Participants”).

As of the date of this filing, North Tide beneficially owns 3,425,000 shares of common stock, par value $.001 per share (the “Common Stock”) of the Company.  As of the date of this filing, North Tide Capital, as the investment manager of each of North Tide and a certain managed account (the “Account”), beneficially owns the 3,425,000 shares of Common Stock beneficially owned by North Tide and 425,000 shares of Common Stock beneficially owned by the Account.  As of the date of this filing, Mr. Laughlin, as the Manager of North Tide Capital, beneficially owns the 3,850,000 shares beneficially owned by North Tide Capital.  As of the date of this filing, neither of Messrs. Crawford and Karro nor Dr. Keckley directly owns any shares of Common Stock.